Exhibit 99.1

Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE ANNOUNCES RESULTS FOR
THE THIRD QUARTER OF 2009

Reaffirms 2009 and 2010 Guidance

ST. LOUIS, Nov. 6, 2009 – LMI Aerospace, Inc. (NASDAQ:  LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced financial results for the third quarter of 2009.

Net sales in the quarter ended September 30, 2009, were $58.7 million compared to $61.9 million in the quarter ended September 30, 2008.  Net income for the third quarter of 2009 was $2.8 million or $0.25 per diluted share versus $5.2 million, or $0.46, per diluted share in the third quarter of 2008.

“Late in the third quarter, our Aerostructures segment experienced an increase in demand for business jet and Blackhawk helicopter assemblies and components,” said Ronald S. Saks, Chief Executive Officer of LMI Aerospace, Inc.  “On the other hand, our Engineering Services segment experienced reduced demand for maturing development projects, including the Boeing 747-8 and the Gulfstream G650 models.  We expect the positive demand trends in aerospace manufacturing to continue and expect higher demand for engineering services projects in the second half of 2010 as our design-build marketing efforts produce additional awards.  Our Engineering Services segment responded to industry conditions in the quarter by reducing employee headcount and selectively adjusting salary levels in order to remain competitive.  Our Aerostructures segment achieved our inventory reduction goal for the full-year 2009 by September 30, 2009, and is now rebuilding inventory in order to meet expected increased demand in 2010.”

Net sales for the Aerostructures segment for the third quarters of 2009 and 2008 were as follows:

Category	Q3 2009	% of Total	Q3 2008	% of Total
	($ in millions)
Corporate and regional aircraft	$10.5	26.4%	$13.9	35.3%
Large commercial aircraft	18.6	46.7%	11.3	28.7%
Military	9.5	23.9%	10.8	27.4%
Technology	0.4	1.0%	1.9	4.8%
Other	0.8	2.0%	1.5	3.8%
Total	$39.8	100.0%	$39.4	100.0%

The decrease in corporate and regional aircraft sales was mainly due to lower demand for large cabin components for Gulfstream, resulting from their first quarter announcement of production rate cuts, inventory adjustments related to the production cuts and Gulfstream’s decision to cease manufacturing operations for four weeks in July.  Large commercial aircraft sales benefited mainly from higher sales for the Boeing 767 wing modification and winglet program as well as increased sales related to the 737 and 747 programs.  Continued inventory destocking by customers contributed to a decline in military sales on the Blackhawk program as did demand weakness on the Apache helicopter program.  The decline in technology sales was due to the lower demand for semiconductor equipment components.

Net sales for the Engineering Services segment for the third quarters of 2009 and 2008 were as follows:

Category	Q3 2009	% of Total	Q3 2008	% of Total
	($ in millions)
Corporate and regional aircraft	$4.5	22.3%	$7.6	33.3%
Large commercial aircraft	7.9	39.1%	11.0	48.2%
Military	7.4	36.6%	3.4	14.9%
Tooling	0.4	2.0%	0.8	3.6%
Total	$20.2	100.0%	$22.8	100.0%

Declines in demand for engineering services for the 747-8 and the G650 resulted from reduced revenue in large commercial and corporate aircraft.  These declines were partially offset with the start of a new design build program with the Aerostructures segment and the reassignment of several engineers previously supporting the G650 program to the CH-53 program during the quarter.  The overall reduction in demand has resulted in lower overtime and employment levels as total staffing fell to 368 at the end of the quarter from 430 at its peak in 2008.

 Sales from the Engineering Services segment to the Aerostructures segment for the new design build program and other support were $1.3 million and $1.5 million for the three months and nine months ended September 30, 2009, respectively.  These amounts are included in the tables above but eliminated in consolidation

Gross profit for the third quarter of 2009 was $12.3 million, or 21.0 percent of sales, compared to $16.9 million, or 27.3 percent of sales, in the third quarter of 2008.  In the third quarter of 2009, gross profit for the Aerostructures segment was $8.5 million or 21.4 percent of sales versus $11.8 million or 29.9 percent of sales in the year-ago quarter.  Lower staffing and work hours in the segment generated lower production levels as inventories fell substantially.  This reduced level of output and reduced sales volume in the quarter resulted in lower productivity and inadequate coverage of fixed costs.  Additionally, contributing to the decline were lower gross margins on the 767 wing modification kits, despite those margins coming in above company expectations.  Gross profit for the Engineering Services segment for the third quarter of 2009 was $4.0 million or 19.8 percent of sales, versus $5.1 million, or 22.4 percent of sales, in the third quarter of 2008.  The lower margin was due mainly to higher overhead rates resulting from fewer billable hours, lower sales volume and an increase in non-billable hours.

Selling, general and administrative expenses were $7.5 million in the third quarter of 2009, or 12.8 percent of sales, reduced from $8.3 million, or 13.4 percent of sales, in the year-ago quarter due to reductions in personnel costs and professional services.

Net interest expense was $0.4 million in the third quarters of 2009 and 2008, reflecting lower interest rates offset by increased borrowings due to the Intec acquisition in January 2009.  Income taxes in the third quarter of 2009 were $1.6 million compared to $3.0 million in the year-ago quarter.  The effective tax rate for both periods was approximately 36.5 percent.

The backlog at September 30, 2009, was $228 million versus $210 million at September 30, 2008.

For the nine months ended September 30, 2009, net sales were $185.6 million compared to $187.3 million in the nine months ended September 30, 2008.  Net income for the first three quarters of 2009 was $9.4 million, or $0.83 per diluted share, versus $14.7 million, or $1.30 per diluted share, for the first three quarters of 2008.

The company confirmed its guidance for 2009 and 2010.  For 2010, on a consolidated basis, net sales are projected in the range of $255 million to $270 million; gross margin at 21.9 percent to 22.8 percent; selling, general and administrative expenses between $31.4 million and $33.6 million; and interest expense of $0.8 million to $1.0 million.  The income tax rate is expected to be 36.5 percent.  Expectations for the Aerostructures and Engineering Service segments in 2010 are as follows:

Aerostructures

•	Net sales to range between $185 million and $195 million.
•	Gross profit to be between 23.5 percent and 24.5 percent.
•	Selling, general and administrative expenses to be between $24 million and $26 million.

Engineering Services

•	Net sales to range between $70 million and $75 million.
•	Gross profit to be between 17.5 percent and 18.5 percent.
•	Selling, general and administrative expenses to be between $7.4 million and $7.6 million.

“One of our objectives this year was to substantially increase free cash flow by reducing inventories and operational costs and limiting capital expenditures,” Saks added.  “During the third quarter of 2009, free cash flow was approximately $10 million, positioning us to meet our goal of $15 million to $20 million in 2009.   We used these funds to pay down debt and ended the quarter with $2.5 million of cash and a revolving credit balance of $30.0 million, or net debt of $27.5 million.  By the end of October, 2009, additional inventory reductions helped reduce net debt to $20.3 million.”

“We are optimistic that increased demand for our Aerostructures products and our plan to reduce inventories modestly in 2010 will result in increasing gross profit margins as we take advantage of our continuing investments to improve manufacturing efficiency and retain our skilled workforce,” Saks said.  “New awards in 2009 on certain military and large commercial aircraft programs, especially the Boeing 747-8 and 777 models, as well as increased shipset value received on the Gulfstream G650 as a result of a transfer of work from a failing supplier, should provide steadily growing revenue in 2010.”

“At this time, we have turned our attention from possible plant consolidations to transferring significant work statement to our Mexicali operation, as approvals of the Mexicali plant’s quality system and heat treat processes were recently received from two major customers,” said Saks.   “We plan to invest in a finishing line at the Mexicali plant in the first quarter of 2010, and will expand the clean room at our Intec division in order to increase our composite manufacturing capacity.  We are also negotiating the acquisition of a sheet-metal work statement from another supplier, which we will use to maintain the revenue stream at our U.S. facilities as we transfer work to Mexico.”

LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries.  Through its Aerostructures segment, the company primarily fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, for large commercial, corporate and military aircraft.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2009, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, and any risk factors set forth in our other subsequent filings with the Securities and Exchange Commission.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$2,479	$29
Trade accounts receivable, net of allowance of $284 at
September 30, 2009 and $304 at December 31, 2008	37,500	26,887
Inventories, net	51,008	62,393
Prepaid expenses and other current assets	2,087	2,137
Income taxes receivable	472	364
Deferred income taxes	3,120	3,519
Total current assets	96,666	95,329

Property, plant and equipment, net	19,414	20,103
Goodwill	53,404	46,258
Intangible assets, net	22,102	17,861
Other assets	1,082	1,167
Total assets	$192,668	$180,718

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$5,285	$12,363
Accrued expenses	10,708	9,936
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	388	498
Total current liabilities	16,614	23,030

Long-term deferred gain on sale of real estate	3,365	3,540
Long-term debt and capital lease obligations, less current installments	30,272	25,536
Deferred income taxes	7,942	5,812
Other long-term liabilities	1,235	-
Total long-term liabilities	42,814	34,888

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,002,240 shares and 11,926,309 shares at
September 30, 2009 and December 31, 2008, respectively	240	239
Preferred stock, $0.02 par value per share; authorized 2,000,000
shares; none issued at either date	-	-
Additional paid-in capital	70,927	69,855
Treasury stock, at cost, 360,688 shares at September 30, 2009
and 364,088 shares at December 31, 2008	(1,711)	(1,727)
Retained earnings	63,784	54,433
Total shareholders’ equity	133,240	122,800
Total liabilities and shareholders’ equity	$192,668	$180,718

See accompanying notes to condensed consolidated financial statements.

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Sales and service revenues
Product sales	$38,212	$38,975	$120,789	$116,931
Service revenues	20,537	22,966	64,791	70,331
Net sales	58,749	61,941	185,580	187,262
Cost of sales and service revenues
Cost of product sales	30,055	26,919	92,556	81,486
Cost of service revenues	16,386	18,139	52,747	56,599
Cost of sales	46,441	45,058	145,303	138,085
Gross Profit	12,308	16,883	40,277	49,177

Selling, general and administrative expenses	7,515	8,329	23,927	24,714
Severance and restructuring	(50)	-	312	-
Income from operations	4,843	8,554	16,038	24,463

Other income (expenses):
Interest expenses, net	(443)	(407)	(1,278)	(1,366)
Other, net	(3)	3	(27)	(5)
Total other income (expense)	(446)	(404)	(1,305)	(1,371)

Income before income taxes	4,397	8,150	14,733	23,092
Provision for income taxes	1,609	2,970	5,382	8,409
Net income	$2,788	$5,180	$9,351	$14,683

Amounts per common share:
Net income per common share	$0.25	$0.46	$0.83	$1.31

Net income per common share assuming dilution	$0.25	$0.46	$0.83	$1.30

Weighted average common shares outstanding	11,320,527	11,196,861	11,296,544	11,227,970
Weighted average dilutive common shares
outstanding	11,348,333	11,326,771	11,324,697	11,350,022

See accompanying notes to condensed consolidated financial statements.

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2009	2008
Operating activities:
Net income	$9,351	$14,683
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization	5,567	4,950
Charges for inventory obsolescence and valuation	1,521	814
Restricted stock compensation	1,290	1,736
Other noncash items	603	316
Changes in operating assets and liabilities, net of
acquired businesses:
Trade accounts receivable	(10,018)	(157)
Inventories	10,151	(13,105)
Prepaid expenses and other assets	180	45
Current income taxes	1,039	954
Accounts payable	(7,261)	(1,578)
Accrued expenses	(1,487)	956
Net cash provided by operating activities	10,936	9,614

Investing activities:
Additions to property, plant and equipment	(2,648)	(6,061)
Acquisitions, net of cash acquired	(10,047)	-
Other, net	(285)	(28)
Net cash used by investing activities	(12,980)	(6,089)

Financing activities:
Proceeds from issuance of debt	-	73
Principal payments on long-term debt and notes payable	(374)	(628)
Advances on revolving lines of credit	43,819	33,520
Payments on revolving lines of credit	(38,819)	(36,439)
Other, net	(132)	89
Net cash provided (used) by financing activities	4,494	(3,385)

Net increase in cash and cash equivalents	2,450	140
Cash and cash equivalents, beginning of year	29	82
Cash and cash equivalents, end of quarter	$2,479	$222

See accompanying notes to condensed consolidated financial statements.

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(1):

Net Income	$2,788	$5,180	$9,351	$14,683

Income tax expense	1,609	2,970	5,382	8,409
Interest expense	443	407	1,278	1,366
Other expenses	3	(3)	27	5
Depreciation and amortization	1,777	1,680	5,567	4,950
Stock based compensation	367	528	1,290	1,736
Severance and restructuring costs	(50)	-	312	-
Acquisition costs	-	-	239	-
TCA wind-up costs	-	-	249	-

Adjusted EBITDA	$6,937	$10,762	$23,695	$31,149

Free Cash Flow (2):

Net cash provided by operating activities	$11,176	$6,586	$10,936	$9,614
Less:
Capital expenditures	(1,435)	(2,784)	(2,648)	(6,061)

Free cash flow	$9,741	$3,802	$8,288	$3,553

1. We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments, but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2. We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash generated (used) by operating activities.